UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 11, 2018

CROCS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

7477 East Dry Creek Parkway Niwot, Colorado		80503
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.45) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective on June 11, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of Crocs, Inc. (the “Company”), granted performance-based restricted stock units under the Company’s 2015 Equity Incentive Plan (the “RSUs”) to Andrew Rees, the Company’s President and Chief Executive Officer. The grant, which has a target value of $3.5 million, provides Mr. Rees the opportunity to earn up to a maximum of 209,067 shares of the Company’s common stock based on achievement of certain share price levels during the four years after the grant date, subject to his continued employment. The number of shares is calculated based on the 30-day average closing price of the common stock as of the grant date, which was $16.74 (the “Starting Price”). The Committee believes the RSU award provides a retention incentive for Mr. Rees and closely aligns his interests with those of the Company’s stockholders. The four-year vesting performance-based restricted stock units granted to Mr. Rees in 2014 expired without vesting.

For Mr. Rees to earn the target number of shares, the closing price of the common stock during any consecutive 30-day trading period must meet or exceed 200% of the Starting Price. For him to earn 50% of the target number of shares, the closing price of the common stock during any consecutive 30-day trading period must meet or exceed 175% of the Starting Price, and to earn 25% of the target number of shares, the closing price of the common stock during any consecutive 30-day trading period must meet or exceed 150% of the Starting Price.

The RSUs will also be subject to time vesting. When a performance hurdle is met or exceeded, 1/3 of the earned portion of the RSUs will vest immediately, and the remaining 2/3 will be subject to his continued employment, with 1/3 vesting one year later and the remaining 1/3 vesting two years later, but in no case later than the fourth anniversary of the award.

If Mr. Rees’s employment is terminated by the Company without “cause” or by him for “good reason” within two years after a “change in control,” earned but unvested RSUs and unearned RSUs that were converted into time-vested restricted stock units at the time of the change in control at the target performance level will become vested and payable as of the date of such termination of employment. If not assumed or substituted by the acquirer in connection with a change in control, such awards will vest on the date of the change in control. In the case of Mr. Rees’s involuntary termination without cause with a signed waiver or release, the earned but unvested RSUs will vest in full and a prorated number of unearned RSUs may vest at the end of the performance period based on actual performance throughout the four-year period. The terms “change in control,” “cause” and “good reason” are as defined in the Company’s Change in Control Plan.

The foregoing description of the RSU award does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the RSU award, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is furnished with this Form 8-K:

10.1 Andrew Rees Performance-Vested Restricted Stock Unit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: June 11, 2018	By:	/s/ Daniel P. Hart
Daniel P. Hart
Executive Vice President, Chief Legal and Administrative Officer